UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 4, 2026

CLIPPER REALTY INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-38010	47-4579660
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4611 12th Avenue, Suite 1L Brooklyn, New York	11219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (718) 438-2804

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CLPR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

250 Livingston Owner LLC (“Borrower”), a subsidiary of Clipper Realty Inc. (the “Company”), entered into the Loan Agreement, dated as of May 31, 2019 (the “Loan Agreement”), with Citi Real Estate Funding Inc., related to a loan in the principal amount of $125.0 million (the “Loan”). The Loan is evidenced by certain promissory notes (the “Notes”) and secured by the Company’s 250 Livingston Street property in Brooklyn, New York (the “Property”). The Note matures on June 6, 2029, bears interest at 3.63% and requires interest-only payments for its entire term. The Company and its operating subsidiary, Clipper Realty L.P., serve as guarantors (collectively, “Guarantors”) of certain obligations under the Loan. As previously disclosed, Wells Fargo Bank, National Association, as trustee for the GS Mortgage Securities Trust 2019-GC40 securitization, as the lender (the “Lender”) is now the Lender.

The Borrower, the Guarantors and the Lender entered into the Consent and Cooperation Agreement (the “Agreement”), effective as of June 4, 2026 (the “Effective Date”). Pursuant to the Agreement, the Lender and the Borrower agreed to jointly market and sell the Loan to a third-party buyer during a marketing period that commenced on the Effective Date and will end 45 days thereafter (the “Marketing Period”), subject to extension at the Lender’s sole discretion.  At the end of the Marketing Period, the Lender has the right to foreclose on the Property, including taking the deed to the Property in lieu of foreclosure. The Agreement also provides that the Borrower has the right to submit an offer to purchase the Loan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clipper Realty Inc.

By:	/s/ David Bistricer
Name:	David Bistricer
Title:	Co-Chairman and Chief Executive Officer

Date: July 2, 2026